EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ COMPLETES THE SALE OF ITS

MEDICAL MANAGEMENT PROFESSIONALS BUSINESS

Completes purchase of 3.85 million shares of the Company’s common stock from Westbury

Cleveland, Ohio (September 3, 2013)—CBIZ, Inc. (NYSE: CBZ) (“Company”) today announced that it has completed the previously announced sale of its Medical Management Professionals (“MMP”) business to Zotec Partners, LLC (“Zotec”) for $200 million. The Company also completed the purchase of 3.85 million shares of the Company’s common stock from Westbury (Bermuda) Ltd. at a price of $6.65 per share. Following both transactions, proceeds of the sale will immediately be used to reduce current borrowing levels and over time will be reinvested to enhance the growth of the core Financial and Employee Services businesses.

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, merger and acquisition advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the nation’s largest brokers of employee benefits and property and casualty insurance, and one of the largest accounting and valuation companies in the United States, the Company’s services are provided through nearly 100 Company offices in 32 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the impact of the MMP disposition and Westbury stock repurchase on the Company’s stock price; the anticipated benefits of the disposition and stock purchase on the Company’s financial results, business performance, and/or product offerings; the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission. The information set forth herein speaks only as of the date hereof, and CBIZ disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof.

For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South — Suite 500 — Cleveland, OH 44131 — Phone (216) 447-9000 — Fax (216) 447-9007